EXHIBIT 99.2

CUSIP No. 02215L209	SCHEDULE 13G	Page 12 of 12 Pages

ITEM 7 INFORMATION

The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by MS Capital Partners Adviser Inc., an indirectly wholly-owned subsidiary of Morgan Stanley, as well as MS Energy Partners GP LP, Durango Investment Holdings LLC, and Durango Midstream LLC.